SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 19, 1999


             Exact Name of
Commission   Registrant as                         IRS Employer    Registrants'
File         Specified in its       State of       Identification  Telephone
Number       Charter                Incorporation  Number          Number

-------------------------------------------------------------------------------

001-14786    CMP Group, Inc.        Maine          01-0519429      207 623-3521

1-5139       Central Maine Power    Maine          01-0042740      207 623-3521
             Company


                      83 Edison Drive, Augusta, Maine 04336
              (Address of principal executive offices) (zip code)

Item 1 through Item 4.  Not applicable.


Item 5.  Other Events.

(a) Generating-asset sale. As previously reported, FPL Group, Inc. ("FPL"), which had agreed on January 6, 1998, to purchase the non-nuclear generating assets of Central Maine Power Company ("Central Maine") and certain of its affiliates for approximately $846 million in cash, announced on November 17, 1998, that its subsidiary, FPL Energy Maine, Inc. ("FPL Energy") had filed a civil action in the United States District Court for the Southern District of New York requesting a declaratory judgment that Central Maine could not meet essential terms of the January agreement. FPL asserted that based on recent Federal Energy Regulatory Commission ("FERC") rulings on transmission access, as well as other issues, it believes that Central Maine cannot comply with the conditions in the purchase contract and that FPL Energy should not be bound to complete the transaction.

FPL  Energy  contended  in its  complaint  that  the  recent  FERC  rulings  (1)
constitute a material adverse effect under the purchase agreement and substantially lessen the value of Central Maine's generating assets, and (2) preclude Central Maine from obtaining all federal, state and local consents and approvals required for the ownership, operation and maintenance of the generating assets in a manner substantially consistent with Central Maine's historical ownership, operation, and maintenance thereof, as required by the purchase agreement. In addition, FPL Energy asserted that the recent FERC rulings limit the ability of the prospective buyer to get power from the Central Maine generating assets to market unconstrained by transmission limitations resulting from new generators being added to the New England Power Pool ("NEPOOL") system, and therefore, based on the doctrine of frustration of purpose, FPL Energy should be "excused without further obligation or liability from effecting the purchase of [Central Maine's] generating assets." Central Maine, FPL Energy, NEPOOL, and other parties interested in New England transmission-access issues have requested rehearing of the recent FERC rulings.

Earlier, on November 23, 1998, the Maine Public Utilities Commission ("MPUC") granted its approval of the sale to FPL Energy of the generating assets contemplated by the purchase agreement, finding the sale to be in the public interest. The MPUC also made the findings required as a prerequisite to a FERC designation of the generating facilities as "exempt wholesale generators," which had been requested by FPL Energy Maine.

On November 24, 1998, the FERC approved the sale of the Central Maine generating assets to FPL Energy, after making the required finding that the sale was consistent with the public interest, and accepted certain implementing agreements for filing. In discussing an issue raised by an intervenor the FERC stated that by purchasing the generating assets FPL Energy would be "stepping into the shoes of Central Maine" with respect to access to the Central Maine and NEPOOL transmission system, but did not disturb the earlier transmission-access rulings. After the approval of the transfer of hydroelectric and water storage licenses on December 28, 1998, the sole remaining regulatory approval contemplated by the purchase agreement is the granting by FERC of the requested exempt wholesale generator status for the generating facilities to be sold, which Central Maine expects in the first quarter of 1999.

On December 11, 1998, the presiding judge in the court action directed the parties to attempt to narrow the issues in dispute and to identify any that might be resolved by FERC, and set a date of February 2, 1999, for the hearing on the declaratory judgment complaint. On January 11, 1999, Central Maine filed its formal answer to the complaint, denying the material allegations in the complaint and asserting affirmative defenses against FPL Energy. Central Maine subsequently moved the court for an order referring certain transmission-related issues in the court action to the FERC, so the FERC could "exercise its primary jurisdiction in the subject matter" of the action. Central Maine then petitioned the FERC for a declaratory order seeking clarification on an expedited schedule of the FERC's earlier transmission-related rulings.

Central Maine believes that the substantive positions asserted by FPL Energy in the court action are without legal merit and intends to continue to contest those positions vigorously, but cannot predict the outcome of the court action or any related FERC action or whether, or the terms on which, the generating-asset sale will be completed.


(b) Maine Yankee rate-case settlement proposal. Maine Yankee Atomic Power Company ("Maine Yankee"), which is 38-percent owned by Central Maine, owns and operated a single-unit nuclear generating plant at Wiscasset, Maine (the "Plant"). On August 6, 1997, the Board of Directors of Maine Yankee voted to cease operations permanently at the Plant. The entire output of the Plant had been sold at wholesale by Maine Yankee to ten New England electric utilities, which collectively own all of the common equity of Maine Yankee; a portion of that output (approximately 6.2 percent) was in turn resold by certain of the owner utilities to 28 municipal and cooperative utilities in New England (the "Secondary Purchasers"). Maine Yankee recovered, and since the shutdown decision has continued to recover, its costs of providing service through a formula rate filed with the FERC and contained in Power Contracts with its utility purchasers, which are also filed with the FERC.

As previously reported, on November 6, 1997, Maine Yankee submitted for filing certain amendments to the Power Contracts (the "Amendatory Agreements") and revised rates to reflect the decision to shut down the Plant and to request approval of an increase in the decommissioning component of its formula rates. Maine Yankee's submittal also requested certain other rate changes, including recovery of unamortized investment (including fuel) and certain changes to its billing formula, consistent with the non-operating status of the Plant. By Order dated January 14, 1998, the FERC accepted Maine Yankee's new rates for filing, subject to refund after a minimum suspension period, and set Maine Yankee's Amendatory Agreements, rates, and issues concerning the prudence of the Plant-shutdown decision for hearing.

By Complaint dated December 9, 1997, the Maine Office of the Public Advocate ("OPA") sought a FERC investigation of Maine Yankee's actions leading to the decision to shut down the Plant, including actions associated with the management and operation of Maine Yankee since 1993. The MPUC had initiated an investigation in Maine earlier, raising generally similar issues. By decision dated May 4, 1998, the FERC consolidated the OPA Complaint with the comprehensive rate proceeding. In addition, the Secondary Purchasers intervened in the FERC proceeding, raising similar prudence issues and other issues unique to their status as indirect purchasers from Maine Yankee.

In support of its request for an increase in decommissioning collections, Maine Yankee submitted with its initial filing a 1997 decommissioning cost study performed by TLG Services, Inc. ("TLG"). During 1998, Maine Yankee engaged in an extensive competitive bid process to hire a Decommissioning Operations Contractor ("DOC") to perform certain major decontamination and dismantlement activities at the Plant on a fixed-price, turnkey basis. As a result of that process, a consortium headed by Stone & Webster Engineering Corporation ("Stone & Webster") was selected to perform such activities under a fixed-price contract. The contract provides for, among other undertakings, construction of an independent spent fuel storage installation ("ISFSI") and completion of major decommissioning activities and site restoration by the end of 2004. The DOC process resulted in fixing certain costs that had been estimated in the earlier decommissioning cost estimate performed by TLG.

Since the filing of the rate request, Maine Yankee and the active intervenors, including among others the MPUC Staff, the OPA, Central Maine and other owners, the Secondary Purchasers, and a Maine environmental group (the "Settling Parties"), engaged in extensive discovery. More recently, those parties participated in settlement discussions that resulted in an Offer of Settlement filed by those parties with the FERC on January 19, 1999, which, if approved by the FERC, would result in full settlement of all issues raised in the consolidated FERC proceeding, including decommissioning-cost issues and issues pertaining to the prudence of the management, operation, and decision to permanently cease operation of, the Plant. Approval of the settlement would also resolve the issues raised by the Secondary Purchasers by limiting the amounts they will pay for decommissioning the Plant and by settling other points of contention affecting individual Secondary Purchasers.

The Offer of Settlement provides for Maine Yankee to collect $33.6 million in the aggregate annually, effective January 15, 1998: (1) $26.8 million for estimated decommissioning costs, and (2) $6.8 million for ISFSI-related costs. The original filing with FERC on November 6, 1997, called for an aggregate annual collection rate of $36.4 million for decommissioning and the ISFSI, based on the TLG estimate. The amount collected annually could be reduced to approximately $26 million if Maine Yankee is able to (1) use in connection with the construction of the ISFSI funds held in trust under Maine law for spent-fuel disposal, and (2) access approximately $6.8 million being held by the State of Maine for eventual payment to the State of Texas pursuant to a compact for low-level nuclear waste disposal, the future of which is now in question after rejection of the selected disposal site in west Texas by a Texas regulatory agency. Both would require authorizing legislation in Maine, which Maine Yankee intends to pursue.

The Offer of Settlement also provides for recovery of all unamortized investment (including fuel) in the Plant, together with a return on equity of 6.50 percent, effective January 15, 1998, on equity balances up to maximum allowed equity amounts. The Settling Parties also agreed in the proposed settlement not to contest the effectiveness of the Amendatory Agreements submitted to FERC as part of the original filing, subject to certain limitations including the right to challenge any accelerated recovery of unamortized investment under the terms of the Amendatory Agreements after a required informational filing with the FERC by Maine Yankee.

As a separate part of the Offer of Settlement, Central Maine, the other two Maine owners of Maine Yankee, the MPUC Staff, and the OPA entered into a further agreement resolving retail rate issues and other issues specific to the Maine parties, including those that had been raised concerning the prudence of the operation and shutdown of the Plant (the "Maine Agreement"). Under the Maine Agreement Central Maine would continue to recover its Maine Yankee costs in accordance with its most recent Alternative Rate Plan ("ARP") order from the MPUC without any adjustment reflecting the outcome of the FERC proceeding. To the extent that Central Maine has collected from its retail customers a return on equity in excess of the 6.50 percent contemplated by the Offer of Settlement, no refunds would be required, but such excess amounts would be credited to the customers to the extent required by the ARP.

The final major provision of the Maine Agreement requires the Maine owners, for the period from March 1, 2000, through December 1, 2004, to hold their Maine retail ratepayers harmless from the amounts by which the replacement power costs for Maine Yankee exceed the replacement power costs assumed in the report to the Maine Yankee Board of Directors that served as a basis for the Plant shutdown decision, up to a maximum cumulative amount of $41 million. Central Maine's share of that amount would be $31.16 million for the period. The Maine Agreement, which was approved by the MPUC on December 22, 1998, also sets forth the methodology for calculating such replacement power costs.

Central Maine believes that the Offer of Settlement, including the Maine Agreement, constitutes a reasonable resolution of the issues raised in the Maine Yankee FERC proceeding, and that approval of the Offer of Settlement by the FERC would eliminate significant uncertainties concerning Central Maine's future financial performance. Although all of the active parties to the proceeding have agreed to support or, with respect to certain individual provisions, not oppose, the Offer of Settlement, Central Maine cannot predict with certainty whether or in what form it will be approved by the FERC.


(c) MPUC proceeding on stranded costs, revenue requirements, and rate design. As previously reported, the MPUC has been conducting the first phase of the proceeding contemplated by Maine's 1997 electric-utility restructuring legislation that will ultimately determine the recovery of Central Maine's stranded costs, its revenue requirements, and the design of its rates to be effective when Central Maine becomes a transmission-and-distribution ("T&D") utility at the time retail access to generation begins in Maine on March 1, 2000. On December 23, 1998, the MPUC Hearing Examiners in the proceeding issued their report, in the form of a recommended decision. Central Maine disagrees with a number of the individual recommendations in the stranded-costs and revenue-requirements areas and is preparing exceptions to those recommendations to be filed by January 25, 1999. The MPUC is scheduled to consider the Examiners' Report on February 5, 1999.

Among the recommendations of the Hearing Examiners with which Central Maine disagrees is the Examiners' finding that after the planned sale of generating assets to FPL Energy is completed there would be $505 million of asset-sale proceeds, in excess of the book basis of the assets and costs of sale, available to reduce stranded costs, whereas Central Maine believed the appropriate amount to be $476 million. As part of the Hearing Examiners' recommendation on available value, approximately $15.5 million of Union Water Power Company (a wholly owned subsidiary of CMP Group) assets included in the sale to FPL Energy and approximately $14 million of employee transition costs associated with the sale would accrue to Central Maine's ratepayers or be funded by shareholders. The Examiners agreed, however, that certain of Central Maine's regulatory assets should be written off with available value from the generating-assets sale proceeds and that taxes relating to those assets should also be paid for with such available value.

In the area of revenue requirements, Central Maine strongly opposes the Examiners' recommended return on equity of 10 percent on a 45-percent equity component in the capital structure, yielding a weighted-average cost of capital of 8.39 percent. Central Maine had proposed a return of 12 percent on a 55-percent equity component, which would produce a 9.8-percent cost of capital. Central Maine also plans to contest the Examiners' allocating a portion of administrative and general expenses to CMP Group businesses that have not yet been developed, thus effectively disallowing an estimated $7.5 million of such costs. Those costs would be incurred for essential services in such areas as information services, finance and accounting, legal, and human resources. Two significant issues which the Examiners recommended be deferred for later determination are the treatment of customer discounts and the methodology of the sales forecast to be used in post-March 1, 2000, rate-setting.

In the area of rate design, the Hearing Examiners generally adopted Central Maine's proposal, with a fixed charge as the mechanism to recover appropriate stranded costs. The Examiners also recommended some modifications to specific rate structures and agreed that adverse impacts on customers' bills should be avoided.

Central Maine cannot predict what action the MPUC will take on the Hearing Examiners' report.


 (d) Shareholder Proposals, Nomination of Directors by Shareholders. The CMP Group charter provides that in order for a shareholder to properly bring a proposal before the CMP Group annual meeting of shareholders, such proposal must be received by CMP Group not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. If the date of such annual meeting is advanced by more than 30 days or delayed by more than 60 days, or in the case of CMP Group's first annual meeting after September 1, 1998, notice by the shareholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting or
(ii) the tenth day following the date on which notice of the date of the annual meeting was given. This requirement is in addition to, and does not otherwise affect, the provisions of the Securities Exchange Act that will govern the submission of proposals by shareholders for inclusion in CMP Group's proxy statement. The Central Maine charter and Central Maine by-laws do not contain similar provisions. The CMP Group charter also requires that shareholder nominations of candidates for election to the Board of Directors of CMP Group be in writing and be received not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. If the date of such annual meeting is advanced by more than 30 days or delayed by more than 60 days, or in the case of CMP Group's first annual meeting after September 1, 1998, the nomination must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of
(i) the sixteenth day prior to such annual meeting or (ii) the tenth day following the date on which notice of the date of the annual meeting was given. The Central Maine charter and Central Maine by-laws do not contain similar provisions. The 1999 annual meeting of shareholders of CMP Group will be held on May 20, 1999. For a shareholder to bring a proposal before the 1999 annual meeting or to nominate a candidate for election as a director at that meeting, the proposal or nomination, as the case may be, must be received by CMP Group not earlier than February 19, 1999, or later than March 21, 1999.

          Item 6 through Item 9.  Not applicable.

         Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 CMP GROUP, INC.



                                 By  /s/ David E. Marsh________________
                                 David E. Marsh
                                 Chief Financial Officer




                                 CENTRAL MAINE POWER COMPANY



                                 By  /s/ Curtis I. Call___________________
                                 Curtis I. Call
                                 Treasurer


Dated:  January 19, 1999